Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE—

NEWPAGE ANNOUNCES FOURTH QUARTER AND YEAR-END 2009 FINANCIAL RESULTS

MIAMISBURG, Ohio. – February 18, 2010 – NewPage Corporation (NewPage) today announced its results of operations for the fourth quarter and the full year 2009. Net sales were $857 million in the fourth quarter of 2009 compared to $977 million in the fourth quarter of 2008, a decrease of $120 million, or 12%. For the full year 2009, net sales were $3,106 million compared to $4,356 million for 2008, a decrease of $1,250 million, or 29%. Sales volume of coated paper improved during the fourth quarter of 2009 compared to the fourth quarter of 2008, but declined for the full year 2009 compared to 2008. The decrease in net sales also reflects lower coated paper prices during the fourth quarter and full year 2009 compared to the similar periods in 2008.

Net loss attributable to the company was $(55) million in the fourth quarter of 2009 compared to $(42) million in the fourth quarter of 2008. For the full year 2009, net loss attributable to the company was $(308) million, including $(133) million related to debt refinancing in the third quarter of 2009, compared to $(117) million in 2008. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $432 million in 2009 compared to $611 million in 2008.

The decline in debt covenant EBITDA is primarily the result of significantly lower sales volumes and lower average sales prices partially offset by income from alternative fuel mixture tax credits, reductions in raw material costs and ongoing productivity improvements.

“With the elimination of covenants tied to EBITDA in September 2009, we focused on generating cash by significantly reducing our finished goods inventories,” said Mark A. Suwyn, NewPage Corporation Chairman. “As orders improved, we filled sales orders from inventory while still taking 104,000 tons of downtime in the fourth quarter. Our EBITDA for the quarter was depressed as a result of these actions along with planned higher maintenance charges, but we generated over $100 million of cash from reducing inventories and managing our accounts receivable and accounts payable. In addition, it sets us up for a stronger 2010 as we entered the year with inventories much more in line with our business levels.”

“During 2009 we faced very challenging market conditions. Overall industry shipments of coated papers were off 20 percent as print advertising reacted to the uncertain economy and customers reduced their inventories of paper,” added Suwyn.

The following schedule details key performance and cost metrics for the fourth quarter and full year:

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Coated paper sales volume - 000s tons	778	759	2,675	3,564
Price per ton of coated paper	$865	$995	$911	$983
Market downtime - 000s tons	104	60	515	91
Maintenance expense - $ million	$83	$69	$291	$346
Gross margin %	(6.2)%	6.5%	(2.1)%	8.6%
SG&A expense - $ million	$38	$38	$180	$217
Interest expense (including refinancing effects of $133 million for the full year 2009) - $ million	$90	$69	$418	$277

“During 2009, we took approximately 515,000 tons of market-related downtime that included the indefinite shutdown of two paper machines – one in Rumford, Maine and one in Whiting, Wisconsin,” said Suwyn. “We believe inventories have now essentially bottomed out through the mill and printer system, and we have seen some rebound in orders over the past couple of months that have allowed us to restart production on these machines. While a couple of months do not make a trend, our customers indicate print advertising appears to be in the early stages of recovery.”

“We also continued our relentless focus on Lean Six Sigma (LSS), and now have 3,800 people trained in LSS,” added Suwyn. “Our employee efforts have had a significant impact on our costs and productivity is growing every day. In 2009, we realized $60 million in hard savings through 470 completed LSS projects. Since deployment, LSS has realized $149 million and completed over 900 LSS projects.”

Interest expense for 2009 was $418 million compared to $277 million for 2008. Included in interest expense for 2009 is a loss of $85 million on the extinguishment of debt and $48 million of unrealized losses on our interest rate swaps reclassified from accumulated other comprehensive income (loss) as a result of the retirement of the senior secured term loan in September 2009.

As previously reported, the U.S. Internal Revenue Code allowed a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. This credit expired on December 31, 2009. Income recognized for the credit is included in net income (loss) attributable to the company and totaled $90 million for the fourth quarter of 2009 and $304 million for the full year 2009. We believe that generally the industry passed on most of the benefits of the alternative fuel mixture credit to customers in the form of lower sales prices.

NewPage closed the year with $224 million of liquidity, consisting of $5 million of cash and cash equivalents and $219 million of additional borrowing availability under the revolving credit facility after reduction for $94 million in letters of credit and $52 million in outstanding borrowings under the revolving credit facility. The amount available under the revolving credit facility takes into consideration the requirement to maintain a minimum availability of $50 million through March 2011 that was added as part of the amendment to the revolving credit facility in September 2009.

David J. Prystash, Senior Vice President and Chief Financial Officer for NewPage commented, “The actions we took to adjust our inventories were reflected in the fourth quarter cash flows. We generated $100 million of cash flows from managing our inventory, accounts receivable and accounts payable that allowed us to improve our liquidity and pay down debt.”

Conference Call

The NewPage Fourth Quarter 2009 Conference Call and Webcast is scheduled for today, February 18, 2010, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-244-4629 (toll-free domestic) or 703-639-1176 (international). A replay of the call can be accessed via telephone 888-266-2081 (toll-free domestic) or 703-925-2533 (international), access code 1413353. The replay will be available starting at 2:00 p.m. (ET) on February 18, 2010, and will remain available until midnight (ET) on March 25, 2010.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.1 billion in net sales for the year ended December 31, 2009. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Fourth Quarter Ended December 31, 2009 and 2008

(in millions)

	2009	2008
Net sales	$857	$977

Cost of sales	910	913
Selling, general and administrative expenses	38	38
Interest expense	90	69
Other (income) expense, net	(88)	2

Income (loss) before income taxes	(93)	(45)
Income tax (benefit)	(39)	(4)

Net income (loss)	(54)	(41)
Net income (loss)—noncontrolling interests	1	1

Net income (loss) attributable to NewPage	$(55)	$(42)

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Year Ended December 31, 2009 and 2008

(in millions)

	2009	2008
Net sales	$3,106	$4,356

Cost of sales	3,171	3,979
Selling, general and administrative expenses	180	217
Interest expense (1)	418	277
Other (income) expense, net	(306)	(3)

Income (loss) before income taxes	(357)	(114)
Income tax (benefit)	(54)	—

Net income (loss)	(303)	(114)
Net income (loss)—noncontrolling interests	5	3

Net income (loss) attributable to NewPage	$(308)	$(117)

(1)	2009 includes a charge of $85 million on the extinguishment of debt and $48 million of unrealized losses on our interest rate swaps reclassified from accumulated other comprehensive income (loss) as a result of the retirement of the senior secured term loan.

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

December 31, 2009 and 2008

(in millions)

	2009	2008
ASSETS
Cash and cash equivalents	$5	$3
Accounts receivable, net	296	278
Inventories	602	628
Other current assets	23	22

Total current assets	926	931

Property, plant and equipment, net	2,965	3,205
Other assets	114	109

TOTAL ASSETS	$4,005	$4,245

LIABILITIES AND EQUITY
Accounts payable	$230	$254
Other current liabilities	238	270
Current maturities of long-term debt	—	16

Total current liabilities	468	540
Long-term debt	3,030	2,900
Other long-term obligations	493	622
Commitments and contingencies

EQUITY
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	791	767
Accumulated deficit	(522)	(214)
Accumulated other comprehensive loss	(255)	(396)

Stockholder’s equity	14	157
Noncontrolling interests	—	26

Total equity	14	183

TOTAL LIABILITIES AND EQUITY	$4,005	$4,245

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Year Ended December 31, 2009 and 2008

(in millions)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(303)	$(114)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	277	317
Non-cash interest expense	76	26
Loss on extinguishment of debt	72	—
Loss on disposal of assets	13	11
Deferred income taxes	(57)	4
LIFO effect	—	30
Non-cash U.S. pension (income) expense	50	(3)
Equity award expense	10	18
Changes in operating assets and liabilities	(94)	(229)

Net cash provided by (used for) operating activities	44	60

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(75)	(165)
Cash paid for acquisition	—	(8)
Proceeds from sales of assets	28	6

Net cash provided by (used for) investing activities	(47)	(167)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(7)	(8)
Purchase of interest of limited partner in Rumford Cogeneration, L.P.	(1)	—
Loans to parent companies	(3)	(7)
Proceeds from issuance of long-term debt	1,598	—
Payment of financing costs	(54)	—
Repayments of long-term debt	(1,584)	(16)
Borrowings on revolving credit facility	1,205	153
Payments on revolving credit facility	(1,153)	(153)

Net cash provided by (used for) financing activities	1	(31)

Effect of exchange rate changes on cash and cash equivalents	4	(2)

Net increase (decrease) in cash and cash equivalents	2	(140)
Cash and cash equivalents at beginning of year	3	143

Cash and cash equivalents at end of year	$5	$3

NewPage Corporation

Reconciliation of Net Income (Loss) Attributable to NewPage to EBITDA (unaudited)

Fourth Quarter and Year Ended December 31, 2009 and 2008

(in millions)

	Fourth Quarter Ended December 31, 2009	Fourth Quarter Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2008
Net income (loss) attributable to NewPage	$(55)	$(42)	$(308)	$(117)
Plus:
Interest expense	90	69	418	277
Income tax (benefit)	(39)	(4)	(54)	—
Depreciation and amortization	69	97	277	317

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$65	$120	$333	$477

Plus:
Equity award expense	3	(7)	10	18
Other non-cash (gain) loss	8	1	16	11
LIFO effect	(6)	6	—	30
Pension (income) expense—non-cash	13	(3)	50	(3)
Severance and integration costs	(1)	27	23	78

Debt Covenant EBITDA	$82	$144	$432	$611

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our revolving senior secured credit facility and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) attributable to NewPage have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.